Exhibit 99.1
Unaudited Pro Forma Condensed Consolidated Financial Statements
     On December 12, 2006, Corel completed the acquisition of InterVideo, a provider of digital media authoring and video playback software with a focus on high-definition and DVD technologies, in an all cash transaction of approximately $198.6 million.
     The following unaudited proforma condensed consolidated financial statements and related notes are presented to give effect to the acquisition of InterVideo on December 12, 2006 and the subsequent acquisition by InterVideo of the minority interest in its Ulead subsidiary completed on December 28, 2006. The financial data has been prepared giving effect to the acquisition using the purchase method of accounting, using assumptions and making adjustments described in the accompanying notes, as if it occurred on December 1, 2005 for the pro forma condensed consolidated statement of operations and as at November 30, 2006 for the pro forma condensed consolidated balance sheet. InterVideo’s unaudited balance sheet has been included as at September 30, 2006 and InterVideo’s results of operations have been included for the 12 month period ended September 30, 2006 by adding the unaudited nine month period ended September 30, 2006 and deducting the unaudited nine month period ended September 30, 2005 from InterVideo’s audited financial statements for the year ended December 31, 2005.
     The unaudited condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved had the acquisition been consummated as of the dates indicated or that may be achieved in the future. Certain InterVideo financial statement items have been reclassified to conform with Corel accounting policies.
     Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed. This allocation is based on various estimates including a preliminary valuation of the identifiable assets prepared by an independent valuator and is pending finalization of various estimates and analysis. At the time of the acquisition, InterVideo was involved in certain legal proceedings and was the subject of demands, claims and threatened litigation that arose in the normal course of its business, including assertions that it may be infringing patents or other intellectual property rights of others. No contingency claims have been included in the preliminary purchase price of InterVideo, however, it is possible that such costs will ultimately be reflected in the final purchase price allocation.
     The final values assigned to the assets acquired and liabilities assumed may differ from the estimates used in the pro forma statements.
     These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of Corel and InterVideo and other financial information pertaining to Corel and InterVideo included in their respective annual reports on Form 10-K and quarterly reports on Form 10-Q.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET OF COREL
As of November 30, 2006
(in thousands)

	Corel as of	InterVideo as
	November 30,	of September	Pro-Forma		Pro-Forma
	2006	30, 2006	Adjustments
Assets
Cash and cash equivalents	$51,030	$23,574	$(37,700)	b)	$36,904
Short-term investments	—	72,381	(52,900)	b)	19,481
Accounts receivable	18,958	6,148			25,106
Other current assets	3,931	8,370			12,301

Total Current Assets	73,919	110,473	(90,600)		93,792

Capital assets	3,651	3,415			7,066
Intangible assets	37,831	8,524	(8,524)	a)	125,252
			87,421	a)
Goodwill	9,850	1,018	(1,018)	a)	63,116
			53,266	a)
Deferred financing and other long term assets	5,435	6,881	1,676	b)	13,992

Total Assets	$130,686	$130,311	$42,221		$303,218

Liabilities and Shareholders Equity
Liabilities
Operating line of credit	$—	$—	$38,000	b)	$38,000
Accounts payable and accrued liabilities	28,622	21,016	7,892	a)	59,207
			1,677	b)
Deferred revenue	12,719	1,984	(1,635)	a)	13,068
Current portion of long-term debt	1,426	—			1,426

Total Current Liabilities	42,767	23,000	45,934		111,701

Deferred revenue	2,015	—			2,015
Long-term debt	89,223	—	70,000	a)	159,223
Other long-term liabilities	8,488	876			9,364
Future income tax liability	—	—	28,412	a)	28,412
Minority interest	—	17,921	(17,921)	a)	—

Total Liabilities	142,493	41,797	126,425		310,715

Shareholders’ (deficit) Equity
Common shares	30,722	14	(14)	a)	30,722
Additional paid-in capital	4,612	79,617	(79,617)	a)	17,350
			12,738	a)
Notes receivable from stockholders	—	(125)	125	a)	—
Accumulated other comprehensive income (loss)	(46)	(1,198)	1,198	a)	(46)
Retained earnings (deficit)	(47,095)	10,206	(10,206)	a)	(55,523)
			(8,428)	a)

Total shareholders’ (deficit) equity	(11,807)	88,514	(84,204)		(7,497)

Total Liabilities and Shareholders’ (deficit) Equity	$130,686	$130,311	$42,221		$303,218

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS OF COREL
For the year ended November 30, 2006
(in thousands, except per share amounts)

		InterVideo for
	Corel for year	12 months ending
	ending November	September 30,	Pro-Forma			Pro-Forma
	30, 2006	2006	Adjustments

Revenues	$177,191	$116,688	$—			$293,879

Cost of revenues
Cost of revenues	22,481	50,574				73,055
Amortization of intangible assets	14,366	1,673	(1,673)	a	)	33,199
			18,833	a	)

Total cost of revenues	36,847	52,247	17,160			106,254

Gross margin	140,344	64,441	(17,160)			187,625

Operating expenses	106,187	64,360				170,547

Income from operations	34,157	81	(17,160)			17,078
Other expenses (income)
Interest expense	12,309		9,990	b	)	22,299
Amortization of deferred financing fees	1,180		305	b	)	1,485
Other non-operating expense (income)	6,749	(4,709)				2,040

Income (loss) before undernoted	13,919	4,790	(27,455)			(8,746)
Income tax expense (recovery)	4,668	3,456	(5,650)	a	)	2,474
Minority interest		1,002	(1,002)	a	)	—

Net income (loss)	$9,251	$332	$(20,803)			$(11,220)

Basic income per share	$0.41	$0.02				$(0.50)

Shares used in computing basic net income per share	22,410	13,991				22,410

Diluted net income per share	$0.40	$0.02				$(0.50)

Shares used in computing diluted net income per share	23,156	15,094				22,410

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     a) Purchase Price Allocation
     On December 12, 2006, Corel completed its acquisition of InterVideo, including InterVideo’ obligation to acquire the minority interest in its Ulead subsidiary, in a transaction accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 (“SFAS 141”) “Business Combinations”. On December 28, 2006, as required in the InterVideo acquisition agreement, InterVideo completed the acquisition of the minority interest in Ulead. The fair value of Ulead’s net tangible assets was included in the purchase price allocation of InterVideo and InterVideo’s minority interest in Ulead was therefore eliminated in the pro forma adjustments.
     The preliminary total purchase price of the acquisition is as follows (in thousands):

Cash consideration	$198,600
Estimated fair value of stock options assumed	12,738
Estimated direct transaction costs	3,351
Estimated restructuring costs	4,541

Total preliminary estimated purchase price	$219,230

Estimated fair value of stock options assumed.
     Under the terms of the acquisition agreement, on the effective date of the acquisition, each InterVideo stock option that was outstanding and unexercised was to be converted into an option to purchase Corel common stock at a ratio to be determined by the relative market value of Corel and InterVideo common shares at the date of closing (1 to 0.918). Based on InterVideo’s stock options outstanding at December 12, 2006, Corel issued options to purchase approximately 1,700,717 shares of Corel common stock in accordance with the terms of the applicable InterVideo stock option plan and terms of the related stock option agreement. The estimated fair value of the outstanding options was determined using the Black Scholes model with the following assumptions; volatility of 16.1% to 36.1%, risk free interest rate of 4.45% to 4.80%, expected lives of 3 to 7 years, dividend yield of zero, and a forfeiture rate of 16.82%.
     The fair value of the options on August 28, 2006, the date which the potential acquisition was announced is estimated at $15.5 million. The fair value of the unvested options assumed by Corel on December 12, 2006, the date of acquisition, is approximately $2.8 million. The net impact of these amounts, approximately $12.7 million, has been included in the preliminary estimated purchase price and will be recorded as additional paid-in capital. No adjustments have been made to stock compensation expense on the unaudited pro forma condensed consolidated statement of operations, as both Corel and InterVideo accounted for those benefits under the provisions of FAS 123R for the periods presented.
Estimated direct transaction costs
     Direct transactions costs of approximately $3.4 million have been included in the preliminary estimated purchase price of InterVideo. These pertain to the estimated accounting and legal fees to be incurred as a result of this acquisition, and are included as part of the purchase price allocation.
Estimated Restructuring Costs
     Restructuring costs estimated to be approximately $4.5 million related to InterVideo operations include employee severance costs, planned closure of certain InterVideo facilities and other costs associated with exiting activities. These costs are included in the assumed liabilities of InterVideo as of December 12, 2006 and will be recorded as part of the total purchase price of InterVideo.
Preliminary purchase price allocation
     Under the purchase method of accounting, the total purchase price is allocated to InterVideo’s net tangible and intangible assets based on their estimated fair values as at December 12, 2006. Management has allocated the preliminary purchase price based on estimates that are described in the introduction to these unaudited pro forma condensed consolidated financial statements. The allocation of the preliminary purchase price and the estimated useful lives and first year amortization assumed for certain assets is as follows (in thousands):

		First Year	Estimated
	Amount	Amortization	Useful Life
Net Tangible Assets
Cash	23,574	n/a	n/a
Short-term investments	72,381	n/a	n/a
Property and equipment	3,415	2,097	3 to 7 years
Other assets	21,399	n/a	n/a
Liabilities	(22,242)	n/a	n/a
Total net tangible assets	98,527
Identifiable intangible assets	95,849	18,833	3.75 to 6.50 years
Deferred tax liability	(28,412)	n/a	n/a
Goodwill	53,266	n/a	n/a

Total preliminary estimated purchase price	$219,230

Identifiable definite lived intangible assets:
     An adjustment for $8.5 million has been made on the unaudited pro forma consolidated condensed balance sheet, to eliminate the identified intangible assets that had been recorded by InterVideo prior to the merger. Amortization on these identified intangible assets totalling $1.7 million for the 12 month period ending September 30, 2006, has been eliminated on the unaudited pro forma condensed consolidated statement of operations.
     A preliminary estimate of $96.9 million has been allocated to net tangible assets acquired and approximately $95.8 million has been allocated to definite lived intangible assets acquired. The amortization related to the definite lived intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed consolidated statement of operations.
     Of the $95.8 million allocated to definite lived intangible assets acquired, $8.4 million related to In-Process Research and Development (“IPR&D”). IPR&D represents new projects on the date of acquisition that the related technology has not reached technological feasibility and does not have an alternate future use. All IPR&D has been expensed at the date of acquisition and has been included as an adjustment to retained earnings on the unaudited pro forma condensed consolidated balance sheet. The capitalized identifiable definite lived intangible assets are as follows:

	First		Estimated
	Assigned Value	Amortization	Life (in years)
Existing technology	$56,755	$11,875	5
Customer relationships	$21,516	$4,394	5
Trade name	$9,150	$2,564	4

Total	$87,421	$18,833

     Existing Technology relates to InterVideo products across all of their product lines that have reached technological feasibility. Corel will amortize the fair value of the acquired existing technology on a straight line basis over 2 to 7 years which best reflects the period over which the economic benefits of the intangible asset will be realized.
     Customer Relationships represent existing contracts that relate primarily to underlying customer relationships. Corel will amortize the fair value of these assets on a straight line basis over 4 to 6 years, which best reflects the period over which the economic benefits of the intangible asset will be realized.
     Trade Name relates to trade names and other product names, which Corel will amortize on a straight line basis over 3 to 4 years which best reflects the period in which the economic benefits of the intangible asset will be realized.
Deferred Revenue
     InterVideo’s deferred revenue was reduced by $1.6 million in the unaudited pro forma condensed consolidated balance sheet, to reflect deferred revenue at an estimated fair value based on the estimated costs to perform remaining support and maintenance, plus an appropriate profit margin, related to certain contracts.
Deferred Tax Liability
     Approximately $28.4 million was estimated as the deferred tax liability arising from the difference between the value assigned to identifiable intangible assets and their tax value.
     A tax recovery of $5.7 million has been established for the first year amortization on identified intangible assets, based on the estimated effective tax rate for the merged company. This has been adjusted on the unaudited pro forma condensed consolidated statement of operations.
Goodwill
     An adjustment for $1.0 million has been made on the unaudited pro forma condensed consolidated balance sheet to remove the goodwill that had been recorded by InterVideo prior to the merger.
     Approximately $53.3 million has been allocated to goodwill arising from the acquisition representing the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management determines that the value of goodwill has become impaired, the Company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Minority Interest in Ulead
     InterVideo has included the financial results of Ulead in the consolidated financial statements beginning April 20, 2005, the date the Company acquired a majority interest in Ulead. On December 28, 2006, InterVideo acquired the remaining interest in its subsidiary Ulead and the minority interest has been eliminated from the unaudited pro forma condensed consolidated balance sheet and statement of income to give effect to this acquisition.
     b) Financing of the Acquisition
           The unaudited pro forma condensed financial statements give effect to the use of Corel cash reserves of $19.1 million, the use of InterVideo cash reserves of $18.6 million and the use of InterVideo short term investments of $52.9 million, usage of the Corel operating line of credit for $38.0 million and debt financing from Corel entering into an amendment to its existing credit agreement to increase its term borrowing by $70.0 million to effect the acquisition.
           Under the terms of our credit facility agreement our outstanding debt under the term loan and the operating line of credit bears interest at a rate of Adjusted LIBOR plus 4.00%, effective December 2006. The additional annual interest expense, based on the LIBOR on the acquisition date of December 12, 2006, the additional term loan of $70.0 million, and the use of our line of credit of $38.0 million, is $10.0 million. This has been added as an adjustment to the unaudited pro forma condensed consolidated balance sheet.
           Estimated deferred financing charges in the amount of $1.7 million for arrangement fees, amendment fees, and other professional consulting services have been incurred in relation to the additional financing received above. An adjustment has been made to record these charges as an asset on the unaudited pro forma condensed consolidated balance sheet. An adjustment for an accrued liability for $1.7 million has also been recorded. Estimated amortization on these financing charges of $305,000, based on the effective interest method, is recorded as an adjustment on the unaudited pro forma condensed consolidated statement of operations.

     c) Pro Forma Net Income (loss) per Share
           The pro forma basic and diluted net income (loss) per share is calculated based on the weighted average number of Corel common shares outstanding during the year ended November 30, 2006. The impact of the exercise of outstanding options would be anti-dilutive to the pro forma loss per share.